EXHIBIT 99.1

FAT BRANDS TO ACQUIRE HURRICANE GRILL AND WINGS

Pro Forma for Integration Synergies, Annualized Adjusted Cash EPS to Exceed $1.10

Targeting Annualized Cash Dividend of $0.48 per common share in 2018

LOS ANGELES (November 15, 2017) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today announced that it has signed a definitive agreement to acquire Hurricane Grill & Wings (“Hurricanes”) for $12.5 million. The acquisition will be funded with cash on hand and third party financing, and is expected to close in 2017, subject to customary closing conditions including the receipt of financing.

Pro forma for the acquisition and expected synergies from the combined companies, the Company expects its annualized revenue to exceed $17 million and annualized adjusted cash earnings to exceed $11 million, or $1.10 per common share based on 10 million shares outstanding. The combined company’s franchisees will operate approximately 350 restaurants around the globe, with system-wide sales exceeding $360 million.

Established in 1995, Hurricane Grill & Wings offers jumbo fresh wings paired with over 35 signature sauces and rubs, with a diverse menu featuring fresh food options like fries, tacos and burgers. Hurricanes operates more than 60 locations across the U.S. The Company plans to leverage Hurricanes’ signature tropical, laid-back American atmosphere to complement its existing portfolio brand, Buffalo’s Cafe. With a combined presence of more than 75 restaurants dedicated to serving high-quality chicken wings in the southeastern United States, this acquisition will represent a significant opportunity for both synergies and expansion by FAT Brands.

“Hurricane Grill & Wings possesses an ambiance that appeals to a broad consumer-base, and we are thrilled to have identified this concept which shares our passion for providing guests with an all-American experience through high-quality, made-to-order meals,” said Andy Wiederhorn, President and CEO of FAT Brands. “We see Hurricanes as a wonderful complement to our Buffalo’s Cafe and Buffalo’s Express brands, and look forward to expanding the brand’s footprint in both new and existing markets through our extensive franchisee network. Their new fast casual brand Hurricane BTW (burgers, tacos and wings) has a significant franchise development pipeline and will nicely diversify the company into more fast casual venues.”

Wiederhorn added, “Based on our expected free cash flow in 2018, we expect to pay an annualized dividend of $0.48 per common share starting in 2018, subject to the declaration and approval by the board of directors, which represents an implied yield of approximately 5% based on the current share price.”

Hurricane Grill & Wings President & CEO John Metz stated, “Joining the FAT Brands Inc. family will make Hurricane Grill & Wings and Hurricane BTW significantly more competitive in today’s landscape. We believe that this transaction will enable us to leverage FAT Brands’ proven expertise and realize our global growth potential.”

For more information, please visit www.fatbrands.com.

Fresh. Authentic. Tasty. Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns five restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express and Ponderosa & Bonanza Steakhouses, that have approximately 300 locations open and 300 under development in 32 countries.

About Hurricane Grill and Wings

With over 60 restaurants open or under construction in eight states, Florida-based Hurricane Grill & Wings® is known for its jumbo fresh wings, more than 35 signature sauces and rubs and tropical, laid-back vibe. Named by USA Today as one of “10 Great Places to Wing It;” selected as one of the “Future 50” by Restaurant Business as well as one of Franchise Times “Top 40 Fast and Serious,” Hurricane Grill & Wings’ menu includes crave-able Hurricane’s Garlic & Parm fries, tasty salads, seafood entrees and fresh ½ pound burgers. The brand’s signature Rum Bar with over 21 premium rums leads its tropical drinks menu, along with a wide selection of craft beers and wines. The original Hurricane Grill & Wings opened in Fort Pierce, Fla., in 1995 and has expanded to locations in Alabama, Arizona, Colorado, Florida, Georgia, Kansas, New York, and Texas. For more information, visit www.hurricanewings.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing and anticipated benefits of the proposed acquisition of Hurricanes, the future financial and operating results of the combined companies, and our ability to pay a cash dividend to our common stockholders. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our recent Offering Statement on Form 1-A and our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of adjusted cash earnings and earnings per share.

Adjusted cash EPS is defined as net income per share with the following adjustments: 1) income taxes are added back to reflect the usage of NOLs at the parent company level which are not paid in cash, but rather credited against an intercompany receivable between FAT Brands and its parent company; 2) the inclusion of franchise fee deposits that are paid in cash, less franchise fees recognized for which cash was received in prior periods.

We have not reconciled guidance for adjusted cash EPS to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Investor Relations:

ICR

Alexis Tessier

IR-FATBrands@icrinc.com

203-682-8286

Media Relations:

Konnect Agency

Shelby Robinson/Emily Johnston

srobinson@konnectagency.com

ejohnston@konnectagency.com

213-988-8344

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